Exhibit 99.1

July 5, 2020

Dominion Energy Agrees to Sell Gas Transmission, Storage Assets to Berkshire Hathaway Energy—

Strategic Repositioning Toward ‘Pure-Play’ State-Regulated, Sustainability-Focused Utility Operations

•	Pro forma company combines premier state-regulated utility operations with comprehensive net zero targets including one of the nation’s largest zero-carbon power generation investment programs

•	Upward revision to long-term operating earnings-per-share growth rate guidance

•	Rebased dividend to reflect revised model; peer-aligned payout and increased long-term growth rate

•	Improved credit profile and balance sheet position company for largest-ever capex plan

•	All-cash transaction valued at nearly $10 billion, including assumption of debt

•	Cash proceeds expected to be used to repurchase shares

•	Divestiture expected to close in fourth quarter of 2020, subject to regulatory approvals

RICHMOND, Va. – Dominion Energy (NYSE: D) today announced that it has executed a definitive agreement to sell substantially all of its Gas Transmission & Storage segment assets to an affiliate of Berkshire Hathaway Inc. (NYSE: BRK.A) in a transaction valued at $9.7 billion, including the assumption of $5.7 billion of existing indebtedness.

Thomas F. Farrell, II, Dominion Energy chairman, president, and chief executive officer, said:

“Today’s announcement further reflects Dominion Energy’s focus on its premier state-regulated, sustainability-focused utilities that operate in some of the most attractive regions in the country.

“Over the past several years the company has taken a series of steps – including mergers with Questar Corporation and SCANA Corporation, and the divestiture of Blue Racer Midstream and merchant generation assets – to increase materially the state-regulated nature of our profile, enhance the customer experience, strengthen our balance sheet, and improve transparency and predictability. Our mission over that period has remained the same: providing round-the-clock affordable and sustainable energy, world-class customer service, and meaningful community engagement.

“We offer an industry-leading clean-energy profile which includes a comprehensive net zero target by 2050 for both carbon and methane emissions as well as one of the nation’s largest zero-carbon electric generation and storage investment programs. Over the next 15 years we plan to invest up to $55 billion in emissions reduction technologies including zero-carbon generation and energy storage, gas distribution line replacement, and renewable natural gas. In addition, between 2018 and 2025 we expect to retire more than four gigawatts of coal- and oil-fired electric generation.

“This narrowing of focus will also allow us to increase our long-term earnings growth rate guidance by around 30 percent. Our rebased dividend policy better reflects our revised operating and financial strengths, aligns with our best-in-class industry peers and allows us to grow our dividend much more rapidly than before.

“This transaction represents another significant step in our evolution as a company, allowing us to focus even more on fulfilling utility customer needs and positioning us for a bright and increasingly sustainable future.”

Warren Buffett, chairman of Berkshire Hathaway, said: “I admire Tom Farrell for his exceptional leadership across the energy industry as well as within Dominion Energy. We are very proud to be adding such a great portfolio of natural gas assets to our already strong energy business.”

Pro-forma operating profile

Dominion Energy expects that up to 90 percent of its future operating earnings will come from its portfolio of best-in-class electric and natural gas state-regulated utility companies centered around five key states: Virginia, the Carolinas, Ohio, and Utah. Retained non-state regulated utility operations, most notably a 50 percent passive and unlevered interest in Cove Point — a bidirectional LNG facility in Maryland — and the company’s zero-carbon nuclear and solar contracted generation fleet, represent high-quality, long-term contracted, regulated-like assets with virtually no direct commodity exposure.

The Gas Transmission & Storage segment will be eliminated from Dominion Energy’s future reporting and operating structure. Dominion Energy’s retained interest in Cove Point will be reported under the Contracted Generation operating segment (which will be renamed Contracted Assets). The company will also retain its investments in renewable natural gas, earnings from which will be reported in Gas Distribution segment results.

Transaction overview

Dominion Energy has executed a definitive agreement to sell gas transmission and storage assets – including more than 7,700 miles of natural gas storage and transmission pipelines and about 900 billion cubic feet of gas storage that the company currently operates – to an affiliate of Berkshire Hathaway Energy in a transaction valued at approximately $9.7 billion, including the assumption of about $5.7 billion of existing indebtedness which will reduce Dominion Energy’s total leverage. The buyer will also make a cash payment of approximately $4 billion to Dominion Energy upon closing.

Said Farrell:

“Dominion Energy’s best-in-class gas transmission and storage business has been a major component of our success. Our talented employees set the standard for industry operating, environmental and safety performance and provide our customers with reliable, affordable, and safe service. They will be joining another of the foremost corporate organizations in Berkshire Hathaway Energy which has agreed to provide significant protections for existing employees and to honor existing union commitments.”

Assets covered by the sale agreement include the company’s ownership interests in Dominion Energy Transmission, Questar Pipeline (including Overthrust and White River Hub), Carolina Gas Transmission, Iroquois Gas Transmission System (50 percent interest), legacy gathering and processing operations, farmout acreage, as well as a 25 percent operating interest in Cove Point. These assets will be reclassified as discontinued operations for GAAP reporting and excluded from operating earnings for full-year 2020. The company’s interest in the Atlantic Coast Pipeline is not included in the transaction.

The transaction is expected to close during the fourth quarter. It requires Hart-Scott-Rodino clearance as well as approval from the U.S. Department of Energy.

Use of proceeds

The Dominion Energy Board of Directors has authorized the repurchase of common shares using after-tax adjusted transaction proceeds which the company estimates could total approximately $3 billion. This new authority has immediate effect and material repurchases are planned for late 2020 following transaction closing. Share repurchases are subject to market conditions, applicable securities laws, and other factors.

Operating earnings guidance

To reflect today’s announcements, Dominion Energy is revising its 2020 operating earnings guidance. The company now expects 2020 operating earnings of $3.37 to $3.63 per share. The company’s previous guidance was $4.25 to $4.60 per-share.

Dominion Energy expects 2021 operating earnings per share to grow around 10 to 11 percent over 2020, reflecting the full-year impact of planned share repurchases, and by about 6.5 percent annually starting in 2022, off a 2021 base. This represents a 1.5 percentage point, or approximately 30 percent, increase from previous long-term earnings per share growth guidance.

Dividend guidance

The company now expects to target an approximately 65 percent payout ratio to be effective upon completion of the transaction. This new payout ratio implies a 2021 dividend payment of around $2.50 per share. The projected reduction in the annual dividend reflects the absence of income from the divested assets and a revision to the company’s target payout ratio to align with best-in-class industry peers.

Beginning in 2022, the company expects annual dividend-per-share increases of approximately 6 percent per year. This represents a significant increase from previous long-term dividend per-share growth guidance of 2.5 percent.

For 2020, the company has made two quarterly payments of 94 cents per share in March and June. The company expects to make an additional payment of 94 cents per share in September and currently expects a fourth payment in December 2020 of approximately 63 cents reflecting the expected timing of transaction closing.

As is customary, all dividend declarations are subject to approval by the Board of Directors.

Credit and fixed income

Dominion Energy expects this strategic repositioning to be credit positive given the reduction of nearly $6 billion of debt, the material increase in the percentage of cash flow that comes from state-regulated utilities, the retention of 50 percent of Cove Point unlevered cash flows, and a peer-aligned dividend payout ratio.

Dominion Energy continues to target single-A ratings for OpCos and high-BBB ratings for the parent company (DEI). Similarly, the company expects funds from operations (or cash from operations pre-working capital) to debt to continue to be in the “mid-teens” percent range.

Existing Dominion Energy Gas Holdings (DEGH) and Questar Pipeline as well as Iroquois Gas Transmission unconsolidated indebtedness will convey to the buyer. Berkshire Hathaway Energy, which is A-rated, has indicated it plans to support the existing credit profile of DEGH by foregoing the refinancing of some $1.2 billion of scheduled maturities over the next 12 months as well as consideration of other credit-enhancing measures including additional deleveraging past 2021, as needed.

Conference call

The company will host an investor update conference call at 9 a.m. ET on Monday, July 6, 2020 to discuss today’s announcement.

Domestic callers should dial 1-800-341-6228. International callers should dial 1-334-777-6993. The passcode for the conference call is 64801632#. Participants should dial in 20 to 30 minutes prior to the scheduled start time.

Call materials will be posted in advance and are available at investors.dominionenergy.com. A live webcast of the conference call will also be available on the website.

A replay of the conference call will be available beginning at about 2 p.m. ET July 6 and lasting until 11 p.m. ET July 12. Domestic callers may access the recording by dialing 1-877-919-4059. International callers should dial 1-334-323-0140. The PIN for the replay is 95663196. Additionally, a replay of the webcast will be available on the investor website by the end of the day July 6.

Legal and financial advisors

McGuireWoods LLP served as legal counsel to Dominion Energy. Barclays acted as the company’s lead financial advisor for the transaction. Morgan Stanley acted as financial advisor to the company.

Use of Non-GAAP Financial Measures

This release includes certain financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). In providing its full-year operating earnings per share guidance (non-GAAP), the company notes that there could be differences between such non-GAAP financial measure and the GAAP equivalent of reported net income per share. Reconciliation of such non-GAAP measure to net income per share is not provided, because the company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include but are not limited to, acquisitions, divestitures, impairment charges, changes in accounting principles, extreme weather events and other natural disasters.

About Dominion Energy

More than 7 million customers in 20 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D), headquartered in Richmond, Va. The company is committed to sustainable, reliable, affordable and safe energy and is one of the nation’s largest producers and transporters of energy with more than $100 billion of assets providing electric generation, transmission and distribution, as well as natural gas storage, transmission, distribution and import/export services. The company is committed to achieving net zero carbon dioxide and methane emissions from its power generation and gas infrastructure operations by 2050. Please visit DominionEnergy.com to learn more.

About Berkshire Hathaway Energy

From our roots in renewable energy, Berkshire Hathaway Energy has grown to a $100.8 billion portfolio of locally managed businesses that share a vision of being the best energy company in serving our customers, while delivering sustainable energy solutions. These businesses deliver low-cost, safe and reliable service each day to more than 12 million electric and natural gas customers and end-users around the world. Our employees pride themselves in putting customers first in all they do, and as a result, our businesses consistently rank high among energy companies in customer satisfaction. Berkshire Hathaway Energy is headquartered in Des Moines, Iowa, U.S.A. Learn more at www.brkenergy.com.

This release contains certain forward-looking statements, including 2020 operating earnings guidance and projected dividends for the remainder of 2020 and beyond which are subject to various risks and uncertainties. Factors that could cause actual results to differ include, but are not limited to: the expected timing and likelihood of completion of the proposed transaction with Berkshire Hathaway Energy; the risk that Dominion Energy or Berkshire Hathaway Energy may be unable to obtain necessary regulatory approvals for the transaction or required regulatory approvals may delay the transaction; the risk that conditions to the closing of the transaction may not be satisfied; the repurchase of less than $3 billion of Dominion Energy common stock through a share repurchase program; unusual weather conditions and their effect on energy sales to customers and energy commodity prices; extreme weather events and other natural disasters; extraordinary external events, such as the current pandemic health event resulting from COVID-19; federal, state and local legislative and regulatory developments; changes to federal, state and local environmental laws and regulations, including proposed carbon regulations; cost of environmental compliance; changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities; capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms; fluctuations in interest rates; changes in rating agency requirements or credit ratings and their effect on availability and cost of capital; impacts of acquisitions, divestitures, transfers of assets by Dominion Energy to joint ventures, and retirements of assets based on asset portfolio reviews; receipt of approvals for, and timing of, closing dates for acquisitions and divestitures; changes in demand for Dominion Energy’s services; additional competition in Dominion Energy’s industries; changes to regulated rates collected by Dominion Energy; changes in operating, maintenance and construction costs; timing and receipt of regulatory approvals necessary for planned construction or expansion projects and compliance with conditions associated with such regulatory approvals; adverse outcomes in litigation matters or regulatory proceedings; and the inability to complete planned construction projects within time frames initially anticipated. Other risk factors are detailed from time to time in Dominion Energy’s quarterly reports on Form 10-Q and most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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CONTACTS:                Media: Ryan Frazier, (804) 836-2083 or C.Ryan.Frazier@dominionenergy.com

Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com